                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


         Date of Earliest Event Reported: March 31, 1999


                  MASSACHUSETTS ELECTRIC COMPANY

        (exact name of registrant as specified in charter)


Massachusetts            0-5464              04-1988940
(state or other          (Commission         (I.R.S. Employer
jurisdiction of          File No.)           Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

             (Address of principal executive offices)

                          (508) 389-2000

       (Registrant's telephone number, including area code)

Item 7. Financial Statements, Pro Forma Financial Information
        and Exhibits
--------------------------------------------------------------

(c)  Exhibits

        Massachusetts Electric Company (the Company) is hereby incorporating the following revised language under the heading
"Operating Expenses" in the financial review section of its 1998
Annual Report to Shareholders which is Exhibit 13 to the Company's Form 10-K for the year ended December 31, 1998.

"Operating Expenses

        Operating expenses for 1998 decreased $120 million compared with 1997 primarily due to reduced purchased electric energy expenses, partially offset by CTC billings, increased operation and maintenance costs, increased depreciation expense, and increased property tax expense. The decrease in purchased electric energy is principally due to reduced rates billed to the Company by suppliers. Historically, the Company purchased all of its electrical requirements from NEP under the provisions of an all-requirements contract at NEP's standard resale rate. Effective March 1, 1998, the contract was amended, terminating the all-requirements provision of the contract. The Company's customers also gained the right to choose their power supplier. NEP continued to supply power to the Company, at lower rates, for customers that continued to take power from the Company, until September 1, 1998, when USGen and TCPM became the Company's principal wholesale power suppliers. The increase in other operation and maintenance expenses is primarily due to increased transmission costs of approximately $76 million which, as of March 1, 1998 are billed separately and recorded as operation and maintenance expense instead of as a component of purchased power expense. The increase in operation and maintenance expenses is also due to costs associated with year 2000 (Y2K) computer readiness. These increases were offset by decreased DSM spending and the effects of workforce reductions. The increase in depreciation expense in 1998 primarily reflects a portion of the $11 million increase in annual depreciation expense provided for in the Massachusetts Settlement, and depreciation expense on new utility plant expenditures. The increase in taxes, other than income taxes, is related to additional property tax payments made during the third quarter of 1998 to certain municipalities to reflect corrections identified by the Company related to plant valuation amounts used in the calculation of property taxes by those municipalities. These revised valuation amounts are expected to have a continuing impact on the property taxes paid by the Company.

        Operating expenses of 1997 increased $56 million compared with 1996 primarily due to increased purchased power expenses, increased other operation and maintenance expenses and increased income taxes. The increase in purchased electric energy expenses was due to increased replacement power fuel purchases by NEP due to the reduced generation from partially owned nuclear units. These costs were passed on to the Company through NEP's fuel clause. The increase in other operation and maintenance expenses was primarily due to increased distribution-system related costs, including increased tree-trimming expenses, as well as increased transmission wheeling charges from NEP related to the use of NEP's transmission network for the Company's 1997 retail wheeling pilot programs."

                            SIGNATURE

        Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                 MASSACHUSETTS ELECTRIC COMPANY


                                    s/John G. Cochrane
                                 By _________________________
                                     John G. Cochrane
                                     Treasurer


Date: April 7, 1999